JMAR Enters Into OEM Agreement with Micro Imaging Technology to Provide Validation of Pathogen Alerts from its BioSentry™

Continuous Real-Time Water Monitoring System

SAN DIEGO, CA – January 11, 2007 – JMAR Technologies, Inc. (OTC BB: JMAR) announced today that it has entered into a non-exclusive Original Equipment Manufacturers (OEM) agreement with Micro-imaging Technology (MIT). This agreement enables JMAR to sell MIT’s table-top, rapid microbial identification system as a complement to its BioSentry™ Water Monitoring System or as a stand-alone unit for laboratory sample evaluation.

JMAR’s BioSentry System is a continuous, real-time, on-line monitor that provides an instant ‘alert’ of a biological contamination event in a water supply. As a validation tool, the MIT system would take a water sample from a BioSentry ‘alert’ and quickly identify specific species of bacteria, protozoa, fungi or other pathogens present in the water. The MIT system minimizes the confirmation time for contamination validation with culturing time as low as 4 hours and identification within minutes. Since random grab samples, transport time, and standard laboratory procedures can take 24-72 hours to yield results, the combination of BioSentry’s ability to detect waterborne pathogens on-line and in real-time with MIT’s rapid identification capability provides users a valuable warning system to prevent widespread illness.

Neil Beer, JMAR’s President and CEO stated, “The OEM agreement provides JMAR with an economical tool to complement the BioSentry, making available in near real-time validation of a BioSentry alert for those customers wanting verification before implementing corrective action following a potential contamination event”.

The MIT device was evaluated by North American Science Associates and scored 98% accuracy to correctly identify microorganisms in over fifty tests. The MIT system is an off-line, table-top device that can support several BioSentry Systems at one time.

JMAR currently has BioSentry Systems installed in beverage quality assurance, water utility operations, cruise ship water monitoring, and homeland security markets. It is currently undergoing tests by the U.S. Environmental Protection Agency for homeland security applications.

About Micro Imaging Technology

MIT has developed and patented a laser based technology for rapid microbe detection and identification. The MIT System is non-biological and does not rely on biological agents, conventional chemical processing, fluorescent tags, gas chromatography or DNA analysis.

MIT has demonstrated the ability to detect and identify, within minutes, the microbes Escherichia coli, Listeria, Salmonella, Staphylococcus aureus, Shigella and other pathogenic bacteria and protozoa; including Cryptosporidium and Giardia. The identification process has been tested and verified by North American Science Associates, Inc. (NAMSA), an independent and internationally recognized testing and certification laboratory. The NAMSA Test Report, available from the Company, confirms the accuracy, speed and efficiency of the MIT system over conventional processes.

About JMAR Technologies

JMAR Technologies, Inc. is a leading innovator in the development of laser-based technology and x-ray processes for nano-scale imaging, analysis and fabrication. The Company is leveraging more than a decade of laser and photonics research to develop a portfolio of products with commercial applications in rapidly growing industries, while continuing to carry out research and development for the U.S. Government.

JMAR’s flagship commercialization product, BioSentry™, is a contamination warning system for waterborne microorganisms. BioSentry™ uses laser-based, multi-angle light scattering technology to provide continuous, on-line, real-time monitoring for harmful microorganisms. BioSentry™ is targeted toward a number of applications across multiple markets, including homeland security, the cruise ship and beverage industries, pharmaceutical companies, and municipal water utilities.

JMAR’s pursuit of leading edge products targets nanotechnology, bioscience and the semiconductor industries with its BriteLight™ laser, a stand-alone product as well as the x-ray light source in nanolithography systems; the X-ray Microscope for 3D visualization of single cells and polymers; and the X-ray NanoProbe for enabling nano-scale interaction, analysis and materials modification. In addition, JMAR employs key strategic alliances for the production of a hazardous materials chemical sensor, and the prototyping and production of a nanoparticle ultra-thin coating system.

Contact Information:

JMAR Technologies, Inc.

Dennis Valentine Chief Financial Officer Phone: 858-946-6800

This news release contains certain “forward-looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company’s control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including the risk that the transition of the trading or quotation of our shares of common stock to the OTC Bulletin Board or to the “Pink Sheets” may have an adverse effect on the price or liquidity of our shares of common stock, including a possible decline in the number of market makers who are willing to make a market in our stock, and our ability to engage in certain financing transactions on terms as favorable as when the Company’s shares were traded on The Nasdaq Stock Market, the performance validation tests of the BioSentry Beta units are not successfully completed due to unforeseen issues with the installation and operation of the units outside of the controlled environment of JMAR’s facility, delays in completion of the X-ray Microscope and X-ray Nano Probe prototypes and transition to production units, the failure of the technology to perform as predicted, competition from alternative technologies, uncertainties as to the size of the markets, cost and margins for JMAR’s products, failure to obtain market acceptance, current or future government regulations affecting the use of JMAR’s products, the lack of availability of critical components, the degree of protection from future patents, other risks associated with the development or acquisition of new products or technologies and those risks detailed in the Company’s Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended September 30, 2006 filed with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. JMAR Technologies, Inc. does not assume any duty to publicly update or revise the material contained herein.